UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2022

First Eagle Alternative Capital BDC, Inc.

(Exact name of registrant as specified in its charter)

Delaware	814-00789	27-0344947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1200,

Boston, MA 02116

(Address of principal executive offices)

Registrant’s telephone number, including area code (800) 450-4424

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbols	Name of Each Exchange on Which Registered
Common stock, $0.001 par value per share	FCRD	NASDAQ Global Select Market
5.00% Senior Notes due 2026	FCRX	The New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 11, 2022 (the “Closing Date”), First Eagle Alternative Capital BDC, Inc. (the “Company”) entered into an Amendment No. 1 to Third Amended and Restated Senior Secured Revolving Credit Agreement (the “Amendment”), with First Eagle Alternative Capital Holdings, Inc., as a subsidiary guarantor, certain lenders party thereto and ING Capital LLC, as administrative agent, which amended the Company’s existing Third Amended and Restated Senior Secured Revolving Credit Agreement dated as of October 16, 2020 (the “Prior Facility” and, as amended by the Amendment, the “Amended Credit Agreement” or the “Facility”). The Prior Facility was amended to, among other things:

•	Increase the size of the lenders’ commitments under the Facility from $150 million to $175 million, with the option to increase the Facility to up to $275 million.

•	Extend the revolver maturity date from October 16, 2023 to March 11, 2026 and the Facility maturity date from October 16, 2024 to March 11, 2027.

•

Replace the existing LIBOR + 300 basis points interest rate with an interest rate equal to Adjusted Term SOFR (or, in the case of loans denominated in a foreign currency, a customary benchmark for such currency specified in the Amended Credit Agreement) + 250 basis points.

Borrowings under the Facility are subject to, among other things, a minimum borrowing/collateral base, and substantially all of the Company’s assets are pledged as collateral under the Facility. In addition, the Facility requires the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative, negative and financial covenants. The documentation for the Facility also includes various events of default, such as the failure to make timely payments under the Facility, the occurrence of a change in control and certain other failures by the Company to perform under the operative agreements governing the Facility, which, subject to grace periods in certain cases, if not complied with, could accelerate repayment under the Facility, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

Certain of the participants in the Facility and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item. 7.01 – Regulation FD Disclosure.

On March 14, 2022, First Eagle Alternative Capital BDC, Inc. (the “Company”) issued a press release, a copy of which is furnished as Exhibit 99.1 to this report on Form 8-K.

On March 14, 2022, First Eagle Logan JV, LLC (“Logan JV”), a joint venture with the Company and Perspecta Trident LLC, an affiliate of Jordan Park, announced that it is expected to refinance substantially all of its middle market loan portfolio through a $303.1 million debt securitization in the form of a collateralized loan obligation transaction, to be known as LJV I MM CLO LLC (the “CLO”). Logan JV will receive $39,135,000 of the Subordinated Notes and $21,500,000 of the Class E Notes to be issued by the CLO. Deutsche Bank Securities Inc. will serve as arranger of the CLO, which will be managed by First Eagle Alternative Credit, LLC (the “Adviser”). The CLO priced on March 10, 2022 and is expected to close on April 19, 2022. The reinvestment period is expected to end in April 2025 and scheduled to mature in April 2034.

In connection with the closing of the CLO, it is anticipated that there will be certain one-time costs associated with the refinancing that will reduce the distribution from Logan JV to the Company. Therefore, to partially offset the impact from these one-time charges at the Logan JV, the Adviser voluntarily has agreed to waive the management fee for the second quarter related to the Company up to such amount as is required to maintain at least a 10 cents per share net investment income for such quarter. Such waived amounts will not be subject to recoupment by the Adviser.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being “furnished” and shall not be deemed “filed” by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to the Third Amended and Restated Senior Secured Revolving Credit Agreement, dated October 16, 2020, by and among the Company as borrower, First Eagle Alternative Capital Holdings, Inc., as a Subsidiary Guarantor, certain lenders party thereto and ING Capital LLC, as Administrative Agent.

99.1	Press release dated March 14, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC.

Date: March 14, 2022	/s/ Jennifer M. Wilson
Jennifer M. Wilson
Chief Accounting Officer